Exhibit 99.1

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To the Unitholders of Atlas Growth Partners, L.P. (“AGP”):

While we work diligently to finalize the AGP 2017 Annual Report including Audited Financials and Reserve Report, we wanted to provide you with an update on the Company’s performance in 2017 and outlook for 2018.

2017 was a year of stability and preservation of value for AGP. While the energy markets were marked by volatility, AGP focused on refining its operations to reduce expenses. Production from the Company’s 17 wells continued in line with our operating expectations, generating 500 boe/d on average for the year. The Company cut operating and general and administrative expenses, creating a cash flow neutral business despite continued depressed commodity prices. At the end of 2017, AGP held $8.2 million in cash on hand and had no debt outstanding.

In 2018, AGP management is excited about its business. The Company is deploying $6.5 million of cash on hand to drill and complete one Eagle Ford shale well, the Skeeter 4H, expected to be in-line early in the second quarter of 2018. The Skeeter 4H is expected to significantly increase AGP’s production, generate an attractive rate of return, as well as provide substantial cash flow over a short period of time. AGP management prudently waited throughout 2017 to restart development of its Eagle Ford shale position. The economics of drilling new oil wells across the Company’s acreage position in the Eagle Ford shale in South Texas have improved substantially over the last twelve months, driven by both a rise in oil prices, as well as significant advancements in drilling and completion technology.

AGP’s operational leadership has closely studied the latest advances in fracture stimulation technology and is utilizing these developments in the completion of the Skeeter 4H. Primary changes to the technology include tighter stage spacing and increased proppant use (approximately 2,000 lbs / ft vs. approximately 1,500 lbs / ft), which management believes will drive more effective stimulation and increased ultimate oil recovery for the well. In layman’s terms, AGP will be hydraulically fracturing its wells in a way that will break more of the shale, keep the fractures open longer, and as a result, should release more oil, which will allow the Company to make more money per well.

AGP looks forward to drilling additional attractive wells across its 25 Eagle Ford shale locations. AGP’s ability to convert its locations into cash flowing wells may be improved by raising additional capital. AGP continues to evaluate the most attractive way to accelerate growth of its portfolio and drive value to all of its equity holders. The Company will continue to vigorously pursue all options to maximize the return on your investment in Atlas Growth Partners.

More details of the 2017 operational results for the Company will be provided as part of the Annual Report, expected to be available in mid-April. We also have an Investor Services team available to answer questions by phone at 800-251-0171, option 3 or by email at investorservices@atlasenergy.com.

Sincerely,

Atlas Growth Partners, L.P.